Exhibit 10.5
EXECUTION VERSION
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on June 1, 2026, by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as “Employer”), and Ronald N. Tutor, an individual (“Executive”).
WHEREAS, Executive and Employer were a party to an Employment Agreement dated December 22, 2014, as amended by Amendment No. 1 thereto dated January 5, 2018, and as amended by Amended and Restated Employment Agreement dated June 1, 2021 (the “Existing Agreement”);
WHEREAS, the parties now desire to amend and restate the Existing Agreement with this Agreement, and intend for this Agreement to supersede the Existing Agreement in all respects once this Agreement becomes effective in accordance with the terms and conditions hereof;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
Section 1.    Effectiveness. The Existing Agreement will remain in effect until December 31, 2026. This Agreement shall become effective on January 1, 2027 (the “Effective Date”), subject to Executive’s continued employment with Employer through December 31, 2026.
Section 2.    Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to continue to employ Executive and Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 3 and in the position and with the duties set forth in Section 4. Terms used herein with initial capitalization not otherwise defined are defined in Section 28.
Section 3.    Term. The initial term of this Agreement shall be for one (1) year, commencing on January 1, 2027 and expiring on December 31, 2027 (the “Employment Period”). Unless Executive has an existing right under some other agreement with the Employer, Executive shall retire as a member of the Board (as defined in Section 4) and from all other positions with the Employer as of the last day of the Employment Period.
Section 4.    Position and Duties. During the Employment Period, Executive shall continue to serve as the Executive Chairman of the Employer and as a member of the Employer’s Board of Directors (the “Board”). In such capacity, Executive shall report exclusively to the Board. During the Employment Period, Executive shall have the duties, responsibilities and authorities customarily associated with the position of executive chairman of the board of directors of a company the size and nature of the Employer, including without limitation those duties set forth in Exhibit A and such other duties as assigned by the Board. Executive shall devote Executive’s reasonable best efforts and full business time to the performance of Executive’s duties hereunder and the advancement of the business and affairs of
A-1

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the Employer; provided that Executive shall be entitled (i) with the consent of the Board (which shall not be unreasonably withheld), to serve as a member of the board of directors of a reasonable number of other companies, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards (including, without limitation, as a USC Life Trustee), and (iii) to manage Executive’s personal and family investments, in each case, to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.
Section 5.    Place of Performance. During the Employment Period, Executive shall be based primarily at the offices of the Employer as of the Effective Date near Los Angeles, California, except for reasonable travel on the Employer’s business consistent with Executive’s position.
Section 6.    Compensation and Benefits.
(a)    Base Salary. During the Employment Period, the Employer shall pay to Executive an annual base salary at the rate of $1,000,000 (in each case, as applicable, the “Base Salary”), less applicable deductions. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.
(b)    Annual Bonus and Incentive Compensation. During the Employment Period, Executive shall be paid an Annual Bonus, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the “Compensation Committee”) with the approval of the independent members of the Board at such time as determined by the Compensation Committee. Executive’s target Annual Bonus shall be no less than 100% of his Base Salary, with greater amounts (up to two times the target Annual Bonus) or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it establishes the targets and performance criteria for that year). Executive’s Annual Bonus shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year. In carrying out its functions under this Section 6(b), the Compensation Committee shall at all times act reasonably and in good faith. During the Employment Period, Executive will be eligible to also earn an additional cash incentive with a value up to $1,500,000 (the “Additional Cash Incentive”). The Additional Cash Incentive will include individual performance criteria of Executive at the discretion of, and as established by, the Compensation Committee. The amount of Executive’s Additional Cash Incentive shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year. Any Annual Bonus or Additional Cash Incentive will be subject to the terms and conditions of the Tutor Perini Corporation Omnibus Incentive Plan, as amended, or its successor plan.
(c)    Intentionally Left Blank.

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(d)    Intentionally Left Blank.
(e)    Intentionally Left Blank.
(f)    Perquisites. During the Employment Period, Executive shall be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior executives of the Employer, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Employer, and (ii) to receive such additional fringe benefits and perquisites as the Employer may, in its sole and absolute discretion, from time to time provide. In addition, Executive shall be provided with the following perquisites:
(1)Automobile and Driver. During the Employment Period, Executive shall be provided with an automobile and driver on terms and conditions to be determined by the CEO.
(2)Personal Financial and Accounting Services. During the Employment Period, the Employer may provide Executive with access to a reasonable level of Employer resources, consistent with past practices, reasonably necessary for the purpose of providing Executive with personal financial and accounting services.
(3)Life Insurance. During the Employment Period, the Employer will provide Executive with life insurance coverage related to the Employer’s standard life insurance policies. In addition, through the earlier of April 12, 2031 or the Executive’s death, Employer will continue to pay for Executive’s existing life insurance policy providing for the payment of $10 million in the event of the Executive’s death.
(4)BBJ/Employer Aircraft: Subject to the Employer’s related party transaction policy, and prior to the Effective Date, the Parties intend to enter into good faith negotiations for Executive’s purchase of the Employer’s Business Boeing Jet 737-700 Reg. No. N315TS, S/N 30772 (“BBJ”). If Executive purchases the BBJ, then during the Employment Period, Executive shall be permitted up to 50 hours of flying time of personal use of Employer’s aircraft in accordance with the Employer’s existing Corporate Aircraft Policy subject to the prior approval of the CEO and Executive’s unused balance of flying time for personal use under the Existing Agreement shall be relinquished. Alternatively, if the Executive does not purchase the BBJ, Executive shall be entitled to continue to use any unused balance of flying time for personal use of Employer’s aircraft under the Existing Agreement during the Employment Period in accordance with the Employer’s existing Corporate Aircraft Policy. Following the Employment Period, Executive shall have no further right to use any Employee aircraft.
(g)    Vacation; Benefits. Executive shall be entitled to 30 vacation days during the Employment Period, such vacation to be accrued, taken and carried over in accordance with the policies of the Employer. During the Employment Period, Executive will be entitled to participate in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident

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insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior executives of the Employer, all to the extent Executive is eligible under the terms of such plans, programs and arrangements. Executive’s participation in all such plans, programs and arrangements shall be at a level, and on terms and conditions, that are commensurate with his position and responsibilities at the Employer.
(h)    Clawback of Certain Incentive Compensation. Notwithstanding any other provision herein to the contrary, any “incentive-based compensation” within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”) shall be subject to clawback by the Employer in the manner required by the Employer’s recoupment policy as in effect from time to time and in the manner required by Section 10D(b)(2) of the Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
Section 7.    Expenses. Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by Executive of an itemized account, including reasonable substantiation, of such expenses.
Section 8.    Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and Executive acknowledge and agree that during Executive’s employment with the Employer, Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of its Affiliates. Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Employer and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by Executive that would result in serious adverse consequences for the Employer and any of its Affiliates:
(a)    Non-Disclosure. During and after Executive’s employment with the Employer, Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized in writing by the Employer or within the scope of Executive’s duties with the Employer as determined reasonably and in good faith by Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 8(a); or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive.
(b)    Materials. Executive will not remove any Confidential Information or any other property of the Employer or any of its Affiliates from the Employer’s premises or make

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copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by Executive. The Employer acknowledges that Executive, in the ordinary course of his duties, routinely uses Confidential Information at home and other locations. Executive will return to the Employer all Confidential Information and copies thereof and all other property of the Employer or any of its Affiliates at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. Executive agrees to identify and return to the Employer any copies of any Confidential Information within Executive’s control after Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
(c)    Developments. Executive shall, promptly upon reasonable request, disclose to the Employer all inventions (whether patentable or not), trade secrets, trademark concepts, and advertising and marketing concepts (collectively, hereinafter referred to as “Developments”), that he makes, alone or with others, during his employment with Employer or any of its Affiliates relating to any of their businesses. Employer will exclusively own all Developments. Executive hereby assigns to the Employer all rights that he has or acquires in any Developments, and he will execute any documents and take any actions as reasonably requested by the Employer necessary to effect that assignment. Executive need not incur any cost related to that assignment or the creation of any related intellectual property rights. The parties agree that Developments are Confidential Information. Both during the Employment Period and thereafter, Executive shall fully cooperate with the Employer’s reasonable requests in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Employer or any of its Affiliates, whether under the terms of this Agreement or otherwise. This shall include, upon reasonable request by the Employer, executing, acknowledging, and delivering to Employer all documents or papers that may be necessary to enable Employer to publish or protect such intellectual property rights. The Employer shall bear all costs in connection with Executive’s compliance with the terms of this provision.
(d)    Cooperation. During the Employment Period and thereafter Executive will, upon reasonable request and subject to such reasonable condition as Executive may reasonably establish: (a) cooperate with the Employer in connection with any matter that arose during Executive’s employment and that relates to the business or operations of the Employer or any of its Affiliates, or of which Executive may have any knowledge or involvement; (b) consult with and provide information to the Employer and its representatives concerning such matters; and (c) assist in succession planning efforts of the Employer. Such cooperation shall be rendered at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.
(e)    No Solicitation or Hiring of Employees. During the Non-Compete Period, Executive shall not solicit, entice, persuade or induce any individual who is employed by the

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Employer or any of its Affiliates (or who was so employed within 180 days prior to Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or any of its Affiliates, and Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 8 (e).
(f)    Non-Competition.
(i)    During the Non-Compete Period, Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or any of its Affiliates, or any person or entity who was such a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Employer or any of its Affiliates, any existing business arrangements with the Employer or any of its Affiliates or to transfer existing business from the Employer or any of its Affiliates to any other person or entity; (B) provide services in any capacity to any entity if (i) the entity competes with the Employer or any of its Affiliates by engaging in any business engaged in by the Employer or any of its Affiliates in any country in which the Employer or its Affiliates engages in such business, or (ii) the services to be provided by Executive are competitive with the Employer and substantially similar to those previously provided by Executive to the Employer or any of its Affiliates; or (C) own an interest in any entity described in subsection (B)(i) immediately above; provided, however, that Executive may own, as a passive investor, (i) securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and (ii) interests in hedge funds, mutual funds and private equity funds or similar investment vehicles. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that Executive has sufficient assets and skills to provide a livelihood for Executive while such covenant remains in force and that, as a result of the foregoing, in the event that Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.
(ii)    If the restrictions contained in Section 8(f)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(f)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

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(g)    Publicity. During the Employment Period, Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any of its Affiliates.
(h)    Conflicting Obligations and Rights. Executive agrees to inform the Employer of any apparent conflicts between Executive’s work for the Employer and any obligations Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(i)    Nondisparagement. Executive agrees not to make negative comments about or otherwise disparage the Employer or its officers, directors, employees, shareholders, members, agents or products. The Employer shall instruct its executive officers and the members of the Board not to make negative comments about or otherwise disparage the Executive other than in good faith in connection with Executive’s employment by the Employer. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(j)    Defend Trade Secrets Act. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive, if suing the Employer for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.
(k)    Enforcement. Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Employer and its Affiliates will be irreparably injured, the full extent of the damages to the Employer and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and its Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release Executive from compliance with his

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obligations under this Section 8, so along as the Employer fully complies with Section 10, Section 13, and Section 14.
Section 9.    Termination of Employment.
(a)    Permitted Terminations. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
(i)    Death. The Employment Period and Executive’s employment hereunder shall terminate upon Executive’s death;
(ii)    By the Employer. The Employer may terminate the Employment Period and Executive’s employment:
(A)    Disability. If Executive has been substantially unable to perform Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 90 days in any 12-month period (a “Disability”) (provided, that until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or
(B)    Cause. For Cause or without Cause;
(iii)    By Executive. Executive may terminate the Employment Period and his employment for any reason (including Good Reason) or for no reason.
(b)    Termination. Any termination of Executive’s employment by the Employer or Executive (other than because of Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Termination of Executive’s employment shall take effect on the Date of Termination. Executive agrees, in the event of any dispute under Section 9(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and Executive (which shall not unreasonably be withheld), the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
Section 10.    Compensation Upon Termination.
(a)    Death. If Executive’s employment is terminated during the Employment Period as a result of Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or Executive’s legal

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representatives. Upon Executive’s death during the Employment Period, the Employer shall pay or provide the following: (i) Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all remaining outstanding cash or equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and any payout subject to performance measures be based on the greater of actual or target performance on the Date of Termination. Except as set forth herein, the Employer shall have no further obligation to Executive under this Agreement.
(b)    Disability. If the Employer terminates Executive’s employment during the Employment Period because of Executive’s Disability, the Employer shall pay or provide the following: (i) Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all remaining outstanding cash or equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). and any payout subject to performance measures be based on the greater of actual or target performance on the Date of Termination. Except as set forth herein, the Employer shall have no further obligations to Executive under this Agreement.
(c)    Termination by the Employer for Cause or by Executive without Good Reason. If, during the Employment Period, the Employer terminates Executive’s employment for Cause pursuant to Section 9(a)(ii)(B) or Executive terminates his employment without Good Reason, the Employer shall pay to Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, at the time such payments are due, and Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.
(d)    Termination by the Employer without Cause or by Executive with Good Reason. Subject to Section 10(e), if the Employer terminates Executive’s employment during the Employment Period other than for Cause or Disability pursuant to Section 9(a) or if Executive terminates his employment hereunder with Good Reason: (i) the Employer shall pay Executive (A) Executive’s Base Salary due through the Date of Termination, (B) a Pro Rata Bonus at the time other executives of the Employer receive annual bonuses for the calendar year in which the Date of Termination occurs, (C) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, in each case at the time such payments are due and (D) a cash lump sum in an amount equal to two times the sum of Executive’s Base Salary and Target Bonus for the year of termination, (ii) all remaining outstanding cash or equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and any payout subject to performance measures shall be based on the greater of actual or target performance on the Date of Termination.), and (iii) Executive and his covered dependents shall be entitled to continued participation in benefit plans on the same terms and conditions as applicable immediately prior to Executive’s Date of Termination for 24 months; provided that if such continued coverage is not permitted under the terms of such benefit plans or would result in the imposition of excise taxes

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on the Employer for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the Employer shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive; and provided further that if the Employer’s group health plan is self-insured, the Employer shall report to the appropriate tax authorities taxable income to Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by Executive.
(e)    Change in Control. This Section 10(e) shall apply if there is (i) a termination of Executive’s employment by the Employer other than for Cause or Disability pursuant to Sections 9(a) or by Executive for Good Reason during the two-year period after a Change in Control or (ii) a termination of Executive’s employment by the Employer prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, Executive shall receive benefits set forth in Section 10(d), except that (i) in lieu of the lump-sum payment under Section 10(d)(i)(D), Executive shall receive in a lump sum after the termination of his employment an amount equal to three multiplied by the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus, (ii) the benefits described in Section 10(d)(iii) shall be continued for the greater of 36 months or the balance of the Employment Period and (iii) Executive will receive a full pay out in cash on all open performance cycles based on the greater of actual or target performance paid upon the occurrence of the Change in Control. Notwithstanding anything to the contrary herein, this Section 10(e) shall not apply upon Executive’s death.
(f)    Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Employer of Executive’s employment without Cause or by Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to Executive under Section 10(d)(i)(D) or Section 10(e)(i) (the “Severance Payments”) shall constitute liquidated damages for any such termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, Executive will execute and not revoke a release of claims substantially in the form attached hereto as Exhibit B and the revocation period with respect to such release shall have expired in each case within 60 days of the Date of Termination. Within five business days of the Date of Termination, the Employer shall deliver to Executive the appropriate form of release of claims for Executive to execute. The Severance Payments, other than the continuing rights described in Section 10(d)(iv) and clause (ii) of the second sentence of Section 10(e), shall be made upon the date that is 60 days following the Date of Termination, provided that if any portion of the Severance Payment does not constitute deferred compensation for purposes of Code Section 409A, such portion shall be paid within three business days of the expiration of the revocation period without the release being revoked. The Executive shall be entitled to receive the benefits described in Section 10(d)(iv) and clause (ii) of the second sentence of Section 10(e), commencing upon the Date of Termination, but such

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benefits shall cease immediately if the release of claims is not executed and no longer subject to revocation within the time period described in this Section.
(g)    No Offset. In the event of termination of his employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.
(h)    Section 409A.
(i)    Notwithstanding the timing of the payments pursuant to Section 10 of this Agreement, to the extent Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the payment will not be made to Executive and instead will be made to an account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Employer) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to Executive on the six-month anniversary of Date of Termination. Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay, with such adjustment to be determined in the Employer’s reasonable good faith discretion) on the six-month anniversary of the Date of Termination. The Employer will establish the account, as applicable, no later than ten days after Executive’s Date of Termination.
(ii)    It is the intention of the parties that the payments and benefits to which Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Employer and its affiliates).
(iii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iv)    For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for

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reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(v)    For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(vi)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
Section 11.    Section 280G Matters.
In the event that any payment that is either received by Executive or paid by the Employer on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with the Employer or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Employer (or in the ownership of a substantial portion of the assets of the Employer) or any person affiliated with the Employer or such person (but only if such payment or other benefit is in connection with Executive’s employment by the Employer) (collectively the “Employer Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then Executive will be entitled to receive either (i) the full amount of the Employer Payments, or (ii) a portion of the Employer Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b) (3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Employer Payments. Any determination required under this Section 11 shall be made in writing by the independent public accountant of the Employer (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Employer and Executive. For purposes of making any calculation required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Employer Payments pursuant to this Section 11, such reduction shall occur in the following order: (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus, (B) any other cash amount payable to Executive, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award. For the avoidance of doubt, in the event that additional Employer Payments are made to Executive after the application of the cutback in this Section 11, which additional Employer Payments result in the cutback no longer being applicable, the Employer shall pay Executive an additional amount equal to the value of the Employer Payments that were originally cutback. The Employer shall determine at the end of each calendar year whether any such restoration is necessary based on additional Employer Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days of the last day of such calendar year. In no

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event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Employer Payments by reason of the application of Section 280G or Section 4999 of the Code.
Section 12.     Intentionally Left Blank.
Section 13.    Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Employer, or Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and Executive in connection with the defense of a proceeding, Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. This Section 13 shall continue in effect after the termination of Executive’s employment or the termination of this Agreement.
Section 14.    Attorney’s Fees. The Employer shall advance Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between Executive and the Employer, Executive’s employment with the Employer, or the termination thereof; provided that Executive shall reimburse the Employer any advances on a net after-tax basis to cover expenses incurred by Executive for claims (a) brought by the Employer on account of Executive’s alleged breach of Section 8 of this Agreement, breach of Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is judicially

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determined that the Employer is the prevailing party, or (b) brought by Executive that are judicially determined to be frivolous or advanced in bad faith.
Section 15.    Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(i)    If to the Employer:
Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention:    Chief Human Resources Officer
Email:         Gino.Cesario@tutorperini.com
(ii)    If to Executive:
Ronald N. Tutor
Address last shown on the Employer’s Records
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
Section 16.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
Section 17.    Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement are more favorable to Executive.
Section 18.    Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8, Section 10, Section 11, Section 13, Section 14, Section 15, Section 17, Section 19, Section 20, Section 21, Section 23 and Section 27 hereof and this Section 18 shall survive the termination of employment of Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
Section 19.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of Executive’s death, the personal

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representative or legatees or distributees of Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
Section 20.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
Section 21.    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
Section 22.    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Section 23.    Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 8(i), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California sitting in Los Angeles, California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 8(i)), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Employer or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles, California, the court of the United States District Court for the Central District of California and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and

EXECUTION VERSION

agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Employer or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 14; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.
Section 24.    Representations. Executive represents, warrants and covenants to the Employer that: (i) on or prior to the date of the Original Agreement, Executive has informed the Employer of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder; (ii) Executive is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice; (iii) in entering into this Agreement, Executive is not knowingly breaching or violating any provision of any law or regulation; and (iv) Executive has not knowingly provided to the Employer, nor been requested by the Employer to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.
Section 25.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes any and all prior agreements or understandings between the Employer and Executive with respect to the subject matter hereof (including, without limitation, the Original Agreement).
Section 26.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
Section 27.    Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.
Section 28.    Definitions.
“Accrued Benefits” means (i) any compensation deferred by Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Date of Termination and

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which are reimbursable in accordance with Section 7; and (iv) any other benefits or amounts due and owing to Executive under the terms of any plan, program or arrangement of the Employer. For the avoidance of doubt, Accrued Benefits does not include any perquisites set forth in Section 6(f).
“Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.
“Annual Bonus” means an annual cash performance bonus earned during the Employment Period, to the extent earned based on performance against objective performance criteria.
“Cause” shall be limited to the following events (i) Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) Executive’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which Executive has substantially failed to perform his essential job functions and specifying the manner in which Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by Executive; (iv) a willful and material breach of this Agreement; (v) a material breach by Executive of any material written policy of the Employer (including, without limitation, any anti-harassment policy); or (vi) a failure by Executive to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Employer or any of its Affiliates. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Executive shall not be terminated for “Cause” if he acts, or fails to act, in a reasonable manner based upon the advice of the Employer’s counsel. Furthermore, anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to Executive, (B) as to clauses (ii), (iii), (iv), (v) or (vi) of this paragraph, he is given 10 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if he fails to cure such neglect or conduct, Executive has an opportunity to be heard before the full Board prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Board to terminate him for Cause.
“Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d) of the Act) (other than Executive or a group consisting of Executive) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Employer; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Employer adopts

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any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
“Confidential Information” means information constituting trade secrets or proprietary information belonging to or regarding the Employer or any of its Affiliates or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the Employer or any of its Affiliates. Without limiting the foregoing, “Confidential Information” shall include, but shall not be limited to, any of the following information relating to the Employer: (i) information regarding the Employer’s business proposals, (ii) manner of the Employer’s operations, and methods of selling or pricing any products or services; (iii) the identity of persons or entities actually conducting or considering conducting business with the Employer, and any information in any form relating to such persons or entities and their relationship or dealings with the Employer; (iv) any trade secret or confidential information of or concerning any business operation or business relationship; (v) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone; (vi) information concerning personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets; (vii) information concerning the Employer’s employees, officers, directors and shareholders; and (viii) any other trade secret or information of a confidential or proprietary nature. For purposes hereof, “Employer” shall include the Employer and any and all of its Affiliates.

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“Date of Termination” means (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated because of Executive’s Disability pursuant to Section 9(a)(ii)(A), 30 days after Notice of Termination, provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period; (iii) if Executive’s employment is terminated by the Employer pursuant to Section 9(a)(ii)(B) or by Executive pursuant to Section 9(a)(ii)(B), the date specified in the Notice of Termination; or (iv) if Executive’s employment is terminated during the Employment Period other than pursuant to Section 9(a), the date on which Notice of Termination is given.
“Good Reason” means, unless otherwise agreed to in writing by Executive or as otherwise specified in this Agreement, (i) any adverse change in Executive’s titles; (ii) any reduction in Executive’s Base Salary; (iii) a material diminution in Executive’s authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with Executive’s position or status with the Employer as of the date hereof; (v) a relocation of Executive’s primary place of employment to a location more than 50 miles further from the offices of the Employer as of the Effective Time near Los Angeles, California; (vi) any other material breach of the terms of this Agreement or (vii) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Executive must notify the Employer of the existence of an event of Good Reason within 90 days of the occurrence of such event, the Employer must fail to cure such event within 30 days of such notice and Executive must terminate his employment within 10 days of the expiration of such period.
“Non-Compete Period” means the period commencing on the Effective Date and ending twenty-four months after the expiration of the Employment Period; provided that, except for purposes of Section 8(e), in the event Executive’s employment is terminated by Employer without Cause or terminated by the Executive for Good Reason, the Non-Competition Period shall end on the Date of Termination.
“Pro Rata Bonus” means an amount equal to the product of (i) the Annual Bonus that would have been earned by Executive for the calendar year that includes the Date of Termination if his employment had not terminated and (ii) a fraction the numerator of which is the number of days that have elapsed as of the Date of Termination during the calendar year that includes the Date of Termination and the denominator of which is 365.

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUTOR PERINI CORPORATION

By:	/s/ Gino Cesario
Name:	Gino Cesario
Title:	SVP & Chief Human Resources Officer

EMPLOYEE

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor

EXECUTION VERSION

EXHIBIT A
Executive Duties and Responsibilities

A.Compliance with Employer’s Policies
Executive, at all times, shall comply with Employer’s policies and procedures, including the Compliance Manual and the Business and Ethics Code of Conduct.
B.Board of Directors
Subject to Section 4 of the Agreement, Executive shall continue to serve as the Executive Chairman subject to shareholder and Board approval to perform such duties as are customary for a member of the Board and as may be assigned by the Board.
C.Advisor to the CEO
At the CEO’s request, Executive will serve as senior advisor to the CEO providing the following services to the CEO, and shall coordinate all activities through the CEO:
1.Provide counsel to the CEO on a variety of business issues.
2.Continue to mentor the CEO, and any other senior executives, as necessary.
3.Support major project pursuits and advise the estimating team, including consideration of the associated risks and pricing.
4.Contribute to special projects as specifically requested by the CEO’s direction.
5.Continue to support the negotiation and resolution of Employer’s commercial disputes.
D.Scope Limitations
The Parties acknowledge that the Executive’s role is non-operational in nature. Accordingly, the Executive shall comply with the following scope limitations:
1.Executive acknowledges that all executive authority and responsibility for management and operation of Employer are fully vested in the CEO and Employer’s executive leadership team.
2.Executive shall coordinate any business travel with the CEO.

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EXHIBIT B
Form of Release
THIS RELEASE (this “Release”) is made as of this ____ day of ____________________, by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as “Employer”), and Ronald N. Tutor, an individual (“Executive”).
PRELIMINARY RECITALS
A.    Executive’s employment with the Employer has terminated.
B.    Executive and the Employer are parties to an Amended and Restated Employment Agreement, dated as of June 1, 2021 (the “Agreement”).
AGREEMENT
In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Except as otherwise provided in Paragraph 5(c), Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Employer, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, and its and their respective successors and assigns, heirs, executors, and administrators, each in their respective official capacities as such (collectively, the “Employer Parties”), from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Employer to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided in this Agreement, it is expressly understood and agreed that this Release

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shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.
2.    Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.
3.    Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.
4.    The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Employer and the Employer Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Employer or any of the Employer Parties to Executive.
5.    Executive acknowledges as follows:
That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Employer and all Employer Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.
That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. Accordingly, Executive expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
That he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Employer Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, he further acknowledges that he is not waiving and is not being required to waive (i) any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award

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resulting from the prosecution of such charge or investigation or proceeding, (ii) any claim for indemnity pursuant to the Employer’s by-laws, articles of incorporation or Section 13 of the Agreement, (iii) any claim for attorney’s fees under Section 14, (iv) any claim for Benefits and other payments (as provided for in the Agreement); or (v) any rights as an equity stakeholder in the Employer.
That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.
That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.
That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.
That the Employer has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Employer, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Employer to consult with counsel in respect thereof.
That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Employer, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local law that requires extension of this revocation right as a condition to the valid release and waiver of such claim.
That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Employer Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Employer’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Employer, to institute any Claim against the Employer Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim. Notwithstanding the foregoing, Executive acknowledges and agrees that neither this Release, nor any other agreement with the Employer,

EXECUTION VERSION

extends to, or in any way prohibits, Executive from reporting any suspected violation of law to a governmental agency, with or without notice to the Employer, or from accepting any monetary award in connection therewith. Nothing in this Release prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
6.    Miscellaneous
This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Employer with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto.
The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.
This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
The obligations of each of the Employer and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Employer and Executive and the rights of the Employer Parties shall inure to the benefit of, and be enforceable by, any of the Employer’s, Executive’s and the Employer Parties’ respective successors and assigns. The Employer may assign all rights and obligations of this Release to any successor in interest to the assets of the Employer.
No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.
ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.
* * * * *

EXECUTION VERSION

Intending to be legally bound hereby, Executive and the Employer have executed this Release as of the date first written above.

RONALD N. TUTOR
By:	______________________________________________________
Ronald N. Tutor

TUTOR PERINI CORPORATION
By:	__________________________________
Name:	__________________________________
Title:	__________________________________
READ CAREFULLY BEFORE SIGNING
I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Employer Parties or any of them.

Ronald N. Tutor
Witness:

Signature

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